STOCK PURCHASE AGREEMENT AND SHARE EXCHANGE

by and among

VOLCANIC GOLD, INC.

a Nevada Corporation

BELMONT PARTNERS LLC

CAPITAL AWARD, INC.

a Belize Corporation

and

CAPITAL ADVENTURE INC.
( THE SOLE SHAREHOLDER OF CAPITAL AWARD, INC.)

Effective as of July 24, 2007

1

STOCK PURCHASE AGREEMENT AND SHARE EXCHANGE

THIS STOCK PURCHASE AGREEMENT AND SHARE EXCHANGE, made and entered into this 24th day of July, by and among Volcanic Gold, a Nevada corporation with its principal place of business located at 360 Main St., Washington, VA 22747 (“Volcanic Gold”); Belmont Partners, LLC, a __________ limited liability company with its principal place of business located at 360 Main St., Washington, VA 22747 (“Belmont Partners”); Capital Award Inc, a Belize Corporation with its principal place of business at No. 19A, Jalan Wawasan Ampang 2/8 Bandar Baru Ampang 68000 Selangor, Malaysia (“Capital Award”) and Capital Adventure Inc., the sole shareholder of Capital Award, Inc. (the “Shareholder”).

Premises

A.          Capital Award has 50,000 common stock (the “CA Stock”) issued and outstanding, all of which are held by the Shareholder. The Shareholder is the record and beneficial owner of 100% of CA Stock. The Shareholder has agreed to transfer all of its shares of CA Stock in exchange for an aggregate of 32,000,000 newly issued shares of the common stock, par value $.02 per share, of Volcanic Gold (the “Parent Stock”).

B.           As additional consideration, Capital Award shall pay a total of $175,000 to Belmont Partners for consulting fees rendered as part of the transaction.

C.           The boards of directors of Capital Award and Volcanic Gold, have determined, subject to the terms and conditions set forth in this Agreement, that the transactions contemplated hereby (the “Transactions”) are desirable and in the best interests of their shareholders, respectively. This Agreement is being entered into for the purpose of setting forth the terms and conditions of the proposed acquisition.

D.           The exchange of CA Stock for Parent Stock is intended to constitute a reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986 (the “Code”), as amended or such other tax free reorganization exemptions that may be available under the Code.

Agreement

NOW, THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived here from, it is hereby agreed as follows:

ARTICLE I
REPRESENTATIONS, COVENANTS AND WARRANTIES OF
VOLCANIC GOLD, INC. AND BELMONT PARTNERS

As an inducement to and to obtain the reliance of Capital Award and the Shareholder, Volcanic Gold and Belmont Partners hereby jointly and severally represent and warrant to Capital Award and the Shareholder as follows, except as set forth in the Parent Disclosure Schedules (as defined below, and regardless of whether or not the Parent Disclosure Schedules are referenced below with respect to any particular representation or warranty), which will be delivered by Volcanic Gold to Capital Award and the Shareholder concurrently herewith (the “Parent Disclosure Schedules”), each of which representations and warranties shall continue to be true as of the Closing:

Section 1.1     Organization. Volcanic Gold is a corporation duly organized, validly existing, and in good standing under the laws of Nevada and has the corporate power and is duly authorized, qualified, franchised and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own, lease and operate all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the jurisdiction in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Included in the Parent Disclosure Schedules attached hereto (hereinafter defined) are complete and correct copies of the articles of incorporation, bylaws and amendments thereto as in effect on the date hereof. The execution and delivery of this Agreement does not and the consummation of the Transactions in accordance with the terms hereof will not violate any provision of Holding’s articles of incorporation or bylaws. Volcanic Gold has full power, authority and legal right and has taken all action required by law, its articles of incorporation, its bylaws or otherwise to authorize the execution and delivery of this Agreement.

Section 1.2     Capitalization.

(a)
The authorized capital stock of Volcanic Gold consists of 50,000,000 shares of common stock, $0.02 par value per share, of which 9,900,000 common stock issued and outstanding, and no shares of Preferred Stock. As set forth below, prior to Closing, the Volcanic Gold will effectuate a 1-50 reverse split to decrease the amount of issue and outstanding shares to 198,000 shares.

(b)
All issued and outstanding shares are, and shall be at Closing, validly issued, fully paid and nonassessable and are not issued in violation of the preemptive or other rights of any person. Except for the convertible debentures set forth on Section 1.2 to the Parent Disclosure Schedules, as of the date hereof and at the Closing there are and there will be no existing options, convertible or exchangeable securities, calls, claims, warrants, preemptive rights, registration rights or commitments of any character relating to the issued or unissued capital stock or other securities of Volcanic Gold. There are no voting trusts, proxies or other agreements, commitments or understandings of any character to which Volcanic Gold is a party or by which Volcanic Gold is bound with respect to the voting of any capital stock of Volcanic Gold. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any capital stock of Volcanic Gold. There are no outstanding obligations to repurchase, redeem or otherwise acquire any shares of capital stock of Volcanic Gold. The convertible debentures are convertible into an aggregate of 7,000,200 post reverse split shares.

(c)
At the Closing, the shares of Parent Stock to be issued and delivered to the Shareholder hereunder and in connection herewith will, when so issued and delivered, constitute duly authorized, validly and legally issued, fully-paid, nonassessable shares of Volcanic Gold capital stock, will not be issued in violation of any preemptive or similar rights and will be issued free and clear of all liens and encumbrances.

Section 1.3     Subsidiaries. Volcanic Gold has no subsidiaries or affiliates and has no direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business

Section 1.4     Tax Matters: Books and Records.

(a)	The books and records, financial and others, of Volcanic Gold are in all material respects complete and correct and have been maintained in accordance with good business accounting practices; and

(b)
Volcanic Gold has no liabilities or liens with respect to the payment of any country, federal, state, county, or local taxes (including any deficiencies, interest or penalties). Volcanic Gold has filed all federal, state, county and local income, excise, property and other tax, governmental and/or other returns, forms, filings, or reports, which are due or required to be filed by it prior to the date hereof and have paid or made adequate provision in the Parent Financial Statements for the payment of all taxes, fees, or assessments which have or may become due pursuant to such returns, filings or reports or pursuant to any assessments received. Volcanic Gold is not delinquent or obligated for any tax, penalty, interest, delinquency or charge and there are no tax liens or encumbrances applicable to either corporation. Volcanic Gold is not bound by any agreement with respect to Taxes.

(c)	Volcanic Gold shall remain responsible for all debts incurred by Volcanic Gold prior to the date of closing.

Section 1.5     Litigation and Proceedings. There are no actions, suits, proceedings or investigations pending or threatened by or against or affecting Volcanic Gold or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign or before any arbitrator of any kind that would have a material adverse affect on the business, operations, financial condition or income of Volcanic Gold (a “Material Adverse Effect”). Volcanic Gold is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

Section 1.6     Material Contract Defaults. Volcanic Gold is not in default in any material respect, nor is there any pending, existing or threatened claim that Volcanic Gold is in default, under the terms of any outstanding contract, agreement, lease or other commitment which is material to the business, operations, properties, assets or condition of Volcanic Gold, and there is no event of default in any material respect under any such contract, agreement, lease or other commitment in respect of which Volcanic Gold has not taken adequate steps to prevent such a default from occurring. The execution and performance of this Agreement will not violate any provisions of applicable law or any agreement to which Volcanic Gold is subject.

Section 1.7     Information. The information concerning Volcanic Gold as set forth in this Agreement and in the attached Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made in light of the circumstances under which they were made, not misleading. There is no current or prior event or condition of any kind or character pertaining to Volcanic Gold that may reasonably be expected to have a Material Adverse Effect.

Section 1.8     Title and Related Matters. Volcanic Gold has good and marketable title to and is the sole and exclusive owner of all of its properties, inventory, interest in properties and assets, real and personal free and clear of all liens, pledges, charges or encumbrances. Volcanic Gold owns free and clear of any liens, claims, encumbrances, royalty interests or other restrictions or limitations of any nature whatsoever and all procedures, techniques, marketing plans, business plans, methods of management or other information utilized in connection with Volcanic Gold’s business.

Section 1.9     Contracts. On the Closing Date:

(a)
There are no material contracts, agreements franchises, license agreements, or other commitments to which Volcanic Gold is a party or by which it or any of its properties are bound, other than this Agreement:

(b)
Volcanic Gold is not a party to any contract, agreement, commitment or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award materially and adversely affects, or in the future may (as far as Volcanic Gold can now foresee) materially and adversely affect , the business, operations, properties, assets or conditions of Volcanic Gold; and

(c)
Volcanic Gold is not a party to any material oral or written: (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan (ERISA), agreement or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended; (iii) agreement, contract or indenture relating to the borrowing of money; (iv) guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties, of obligations, which, in the aggregate exceeds $1,000; (v) consulting or other contract with an unexpired term of more than one year or providing for payments in excess of $10,000 in the aggregate; (vi) collective bargaining agreement; (vii) contract, agreement or other commitment involving payments by it for more than $10,000 in the aggregate.

Section 1.10   Compliance With Laws and Regulations. Up to the Closing, Volcanic Gold has complied with, and Volcanic Gold has conducted any business previously owned or operated by it in compliance with, all applicable laws, statutes, orders and regulations of any federal, state or other governmental entity or agency thereof, including applicable securities laws and regulations and environmental laws and regulations, except to the extent that noncompliance would not have a Material Adverse Effect or would not result in Volcanic Gold incurring material liability. Up to the Closing, Volcanic Gold has not received notice of any noncompliance with the foregoing, nor to its knowledge are there any claims or threatened claims in connection therewith. There are no outstanding, pending or threatened stop orders or other actions or investigations relating to Volcanic Gold or its capital stock involving federal and state securities laws. All issued and outstanding shares of its capital stock were offered and sold in compliance with federal and state securities laws and were not offered, sold or issued in violation of any preemptive right, right of first refusal or right of first offer and are not subject to any right of rescission.

Section 1.11  Insurance. All of the insurable properties of Volcanic Gold are insured for Volcanic Gold’s benefit under valid and enforceable policy or policies containing substantially equivalent coverage and will be outstanding and in full force at the Closing Date.

Section 1.12   Approval of Agreement. Each of Volcanic Gold and Belmont Partners has full corporate power and corporate authority to execute and deliver this Agreement and to consummate the Transactions. The Board of Directors of Volcanic Gold has [by written consent] (i) determined that this Agreement and the Transactions are in the best interests of Volcanic Gold and its shareholders and declared this Agreement and the Transactions to be advisable and (ii) approved the execution and delivery of this Agreement and the consummation of the Transactions. Approval of this Agreement and the Transactions by the shareholders of Volcanic Gold is not required by applicable law, the charter documents of Volcanic Gold or any material agreement to which Volcanic Gold is a party. No other corporate proceedings on the part of Volcanic Gold or Belmont Partners are necessary to approve this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Volcanic Gold and Belmont Partners and (assuming due authorization, execution and delivery by Capital Award) constitutes a valid and binding obligation of each of Volcanic Gold and Belmont Partners, enforceable against Volcanic Gold and Belmont Partners in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

Section 1.13   Material Transactions or Affiliations. There are no material contracts or agreements of arrangement between Volcanic Gold and any person, who was at the time of such contract, agreement or arrangement an officer, director or person owning of record, or known to beneficially own ten percent (10%) or more of the issued and outstanding common stock of Volcanic Gold and which is to be performed in whole or in part after the date hereof. Volcanic Gold has no commitment, whether written or oral, to lend any funds to, borrow any money from or enter into material transactions with any such affiliated person.

Section 1.14   No Conflict With Other Instruments. Neither the execution of this Agreement by Volcanic Gold nor the consummation of the Transactions will (i) conflict with or result in any breach of any provision of its Articles of incorporation (or other similar documents) or Bylaws (or other similar documents); (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any indenture, note, license, lease, agreement or other instrument or obligation to which Volcanic Gold or any of its assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or which, in the aggregate, would not have a Material Adverse Effect or adversely affect the ability of Volcanic Gold to consummate the Transactions; or (iii) cause the suspension or revocation of any authorizations, consents, approvals or licenses currently in effect which would have a Material Adverse Effect.

Section 1.15   Governmental Authorizations. Volcanic Gold has all licenses, franchises, permits or other governmental authorizations legally required to enable it to conduct its business in all material respects as conducted on the date hereof. Except for compliance with federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent or order of, or registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by Volcanic Gold of this Agreement and the consummation of the Transactions and the consummation of the Transactions will not violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any federal, state, county, municipal, or foreign court or governmental entity or authority applicable to Volcanic Gold or its assets.

Section 1.16   Financial Statements. Prior to the Closing Volcanic Gold will deliver to Capital Award its audited financial statements for the fiscal years ended December 31, 2006 and 2005 (collectively, the “Parent Financial Statements”). Upon delivery, the Parent Financial Statements will have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated. The Parent Financial Statements will fairly present in all material respects the financial condition and operating results of Volcanic Gold, as of the dates, and for the periods, indicated therein. At the Closing, Volcanic Gold will not have any material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to December 31, 2006, and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Parent Financial Statements, which, in both cases, individually and in the aggregate would not be reasonably expected to result in a Material Adverse Effect.

Section 1.17   Absence of Certain Changes or Events. From December 31, 2006 to the date of this Agreement, Volcanic Gold has conducted its business only in the ordinary course, and during such period there has not been:

(a)
any change in the assets, liabilities, financial condition or operating results of Volcanic Gold from that reflected in the Parent Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect;

(b)	any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect;

(c)	any waiver or compromise by Volcanic Gold of a valuable right or of a material debt owed to it;

(d)
any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Volcanic Gold, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(e)	any material change to a material contract by which Volcanic Gold or any of its assets is bound or subject;

(f)	any material change in any compensation arrangement or agreement with any employee, officer, director or shareholder;

(g)	any resignation or termination of employment of any officer of Volcanic Gold;

(h)
any mortgage, pledge, transfer of a security interest in, or lien, created by Volcanic Gold, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair Volcanic Gold’s ownership or use of such property or assets;

(i)
any loans or guarantees made by Volcanic Gold to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j)
any declaration, setting aside or payment or other distribution in respect of any of Volcanic Gold’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by Volcanic Gold;

(k)	any alteration of Volcanic Gold’s method of accounting or the identity of its auditors;

(l)	any issuance of equity securities to any officer, director or affiliate; or

(m)	any arrangement or commitment by the Parent to do any of the things described in this Section.

Section 1.18  Intellectual Property. Volcanic Gold has no Intellectual Property. The term “Intellectual Property” includes all patents and patent applications, trademarks, service marks, and trademark or service mark registrations and applications, trade names, logos, designs, domain names, web sites, slogans and general intangibles of like nature, together with all goodwill relating to the foregoing, copyrights, copyright registrations, renewals and applications, software, databases, technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models and methodologies, drawings, specifications, plans, proposals, financing and marketing plans, advertiser, customer and supplier lists and all other information relating to advertisers, customers and suppliers (whether or not reduced to writing), licenses, agreements and all other proprietary rights, which relate to Volcanic Gold’s current or former business. No third party has any right to, and Volcanic Gold has not received any notice of infringement of or conflict with asserted rights of other with respect to any product, technology, data, trade secrets, know-how, proprietary techniques, trademarks, service marks, trade names or copyrights which, singly on in the aggregate, if the subject of an unfavorable decision ruling or finding, would have a Materially Adverse Effect.

Section 1.19   Employees. Volcanic Gold currently has no employees, consultants or independent contractors. No amounts are due or owed to any previous or current Volcanic Gold employee, consultant or independent contractor. There are no oral employment agreements, consulting agreements or other compensation agreements currently in effect between Volcanic Gold and any person.

Section 1.21   Environmental Matters. Volcanic Gold, including any corporation to which Volcanic Gold is a successor, is in material compliance with all Environmental Laws. Neither Volcanic Gold nor, to the knowledge of Volcanic Gold, any other Person for whose conduct Volcanic Gold is or may be held responsible, has any Environmental Liabilities, or, to the knowledge of Volcanic Gold, with respect to any properties and assets (whether real, personal or mixed) in which Volcanic Gold (or any predecessor) has or had an interest, or at any property geologically or hydrologically adjoining any such property or assets. “Environmental Law” means any and all applicable Legal Requirements, and without limiting the foregoing, any regulations, orders, decrees, judgments or injunctions promulgated or entered into by any Governmental Entity, relating to the preservation or reclamation of natural resources, or to the management, Release (as hereinafter defined) or threatened release of Hazardous Material, including but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq. (“CERCLA”), the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2701 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Emergency Planning and Community Right to Know Act of 1986, 42 U.S.C. § 11001 et. seq., the Safe Drinking Water Act, 42 U.S.C. § 300(f) et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801 et seq., and any similar or implementing state or local law, and all amendments or regulations promulgated thereunder. “Environmental Liabilities” means all claims, demands, causes of action, liabilities, investigations, judgments, damages, costs and expenses (including, without limitation, costs of suit, reasonable attorneys’ fees, costs of negotiation, consulting fees and expert fees, remedial action costs, penalties, fines and punitive damages, whether in respect of death, personal injury, property damage, cleanup and removal expense, cost recovery contribution or compensation), under Environmental Laws in effect prior to or as of the Closing, which arise from (i) the release of Hazardous Materials prior to the Closing at, on, in or under any facilities of Volcanic Gold, (ii) any violation by Volcanic Gold of any Environmental Law in effect at the time of the Closing Date, due to conditions existing or events occurring prior to the Closing, or (iii) the off site treatment, storage or disposal of Hazardous Materials from any of the facilities of Volcanic Gold at any time prior to the Closing. (10) “Hazardous Material” means all explosive or regulated radioactive materials or substances; petroleum and petroleum products (including crude oil or any fraction thereof); asbestos or asbestos containing materials; and any hazardous or toxic materials, wastes or chemicals designated, defined, listed or regulated as such pursuant to any Environmental Law.

Section 1.22  Benefit Plans. Volcanic Gold does not have or maintain any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Volcanic Gold. As of the date of this Agreement there are not any severance or termination agreements or arrangements between Volcanic Gold and any current or former employee, officer or director of Volcanic Gold, nor does Volcanic Gold have any general severance plan or policy. Volcanic Gold does not, and since its inception never has, maintained, or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA) or “employee welfare benefit plans” (as defined in Section 3(1) of ERISA).

Section 1.23   Investment Company. Volcanic Gold is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 1.24   Certain Registration Matters. Volcanic Gold has not granted or agreed to grant to any person any rights (including “piggy back” registration rights) to have any securities of Volcanic Gold registered with the U.S. Securities and Exchange Commission or any other governmental authority that have not been satisfied.

Section 1.25   Foreign Corrupt Practices. Neither Volcanic Gold, nor, to Volcanic Gold’s knowledge, any director, officer, agent, employee or other person acting on behalf of Volcanic Gold has, in the course of its actions for, or on behalf of, Volcanic Gold (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

ARTICLE II
REPRESENTATIONS, COVENANTS AND WARRANTIES
OF CAPITAL AWARD

As an inducement to, and to obtain the reliance of Volcanic Gold, Capital Award represents and warrants as follows, except as set forth in the CA Disclosure Schedules (as defined below, and regardless of whether or not the CA Disclosure Schedules are referenced below with respect to any particular representation or warranty), which will be delivered by Capital Award to Volcanic Gold concurrently herewith (the “CA Disclosure Schedules”), each of which representations and warranties shall continue to be true as of the Closing:

Section 2.1     Organization. Capital Award is a corporation duly organized, validly existing and in good standing under the laws of the Belize and has the corporate power and is duly authorized, qualified, franchised and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign entity in the country or states in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Included in the Attached Schedules (as hereinafter defined) are complete and correct copies of the articles of incorporation, bylaws and amendments thereto as in effect on the date hereof. The execution and delivery of this Agreement does not and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of Capital Award’s certificate of incorporation or bylaws. Capital Award has full power, authority and legal right and has taken all action required by law, its articles of incorporation, bylaws or otherwise to authorize the execution and delivery of this Agreement.

Section 2.2     Capitalization. The authorized capitalization of Capital Award consists of 50,000 shares of common stock, U.S. $1.00 par value and no preferred shares. As of the date hereof, there are 50,000 shares of common stock issued and outstanding. All issued and outstanding common stock have been validly issued, fully paid, are nonassessable and not issued in violation of the preemptive rights of any other person. Capital Award has no other securities, warrants or options authorized or issued.

Section 2.3     Subsidiaries. Capital Award owns 100% of the issued and outstanding capital stock of Capital Stage Inc. and Capital Hero Inc., both of which are incorporated under the International Business act of Belize having fully paid up capital of US$50,000, par value U.S $1.00.

Section 2.4      Tax Matters; Books & Records

(a)	The books and records, financial and others, of Capital Award are in all material respects complete and correct and have been maintained in accordance with good business accounting practices; and

(b)	Capital Award has no liabilities with respect to the payment of any country, federal, state, county, local or other taxes (including any deficiencies, interest or penalties).

Section 2.5     Information. The information concerning Capital Award as set forth in this Agreement and in the attached Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 2.6     Title and Related Matters. Capital Award has good and marketable title to and is the sole and exclusive owner of all of its properties, inventory, interests in properties and assets, real and personal free and clear of all liens, pledges, charges or encumbrances. Except as set forth in the CA Disclosure Schedules attached hereto, Capital Award owns free and clear of any liens, claims, encumbrances, royalty interests or other restrictions or limitations of any nature whatsoever and all procedures, techniques, marketing plans, business plans, methods of management or other information utilized in connection with Capital Award’s business. Except as set forth in the attached CA Disclosure Schedules, no third party has any right to, and Capital Award has not received any notice of infringement of or conflict with asserted rights of others with respect to any product, technology, data, trade secrets, know-how, proprietary techniques, trademarks, service marks, trade names or copyrights which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a materially adverse affect on the business, operations, financial conditions or income of Capital Award or any material portion of its properties, assets or rights.

Section 2.7     Litigation and Proceedings. There are no actions, suits or proceedings pending or threatened by or against or affecting Capital Award, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign or before any arbitrator of any kind that would have a material adverse effect on the business, operations, financial condition, income or business prospects of Capital Award. Capital Award does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

Section 2.8     Contracts. On the Closing Date:

(a)	There are no material contracts, agreements, franchises, license agreements, or other commitments to which Capital Award is a party or by which it or any of its properties are bound;

(b)
Capital Award is not a party to any contract, agreement, commitment or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award which materially and adversely affects, or in the future may (as far as Capital Award can now foresee) materially and adversely affect, the business, operations, properties, assets or conditions of Capital Award; and

(c)
Capital Award is not a party to any material oral or written: (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension, benefit or retirement plan, agreement or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended; (iii) agreement, contract or indenture relating to the borrowing of money; (iv) guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations, which, in the aggregate exceeds $100,000; (v) consulting or other contract with an unexpired term of more than one year or providing for payments in excess of $100,000 in the aggregate; (vi) collective bargaining agreement; (vii) contract, agreement, or other commitment involving payments by it for more than $250,000 in the aggregate.

Section 2.9     No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement or instrument to which Capital Award is a party or to which any of its properties or operations are subject.

Section 2.10   Material Contract Defaults. To the best of Capital Award’s knowledge, it is not in default in any material respect under the terms of any outstanding contract, agreement, lease or other commitment which is material to the business, operations, properties, assets or condition of Capital Award, and there is no event of default in any material respect under any such contract, agreement, lease or other commitment in respect of which Capital Award has not taken reasonable steps to prevent such a default from occurring.

Section 2.11  Governmental Authorizations. To the best of Capital Award’ knowledge, Capital Award has all licenses, franchises, permits and other governmental authorizations that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and state securities or corporation laws, no authorization, approval, consent or order of, or registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by Capital Award of the transactions contemplated hereby.

Section 2.12   Compliance With Laws and Regulations. To the best of Capital Award’ knowledge, Capital Award has complied with all applicable statutes and regulations of any federal, state or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of Capital Award or would not result in Capital Award incurring any material liability.

Section 2.13  Insurance. All of the insurable properties of Capital Award are insured for Capital Award’s benefit under valid and enforceable policy or policies containing substantially equivalent coverage and will be outstanding and in full force at the Closing Date.

Section 2.14   Approval of Agreement. The directors of Capital Award have authorized the execution and delivery of the Agreement and have approved the transactions contemplated hereby.

Section 2.15  Material Transactions or Affiliations. As of the Closing Date, there will exist no material contract, agreement or arrangement between Capital Award and any person who was at the time of such contract, agreement or arrangement an officer, director or person owning of record, or known by Capital Award to own beneficially, ten percent (10%) or more of the issued and outstanding common stock of Capital Award and which is to be performed in whole or in part after the date hereof except with regard to an agreement with the Capital Award shareholders providing for the distribution of cash to provide for payment of federal and state taxes on Subchapter S income. Capital Award has no commitment, whether written or oral, to lend any funds to, borrow any money from or enter into any other material transactions with, any such affiliated person.

ARTICLE III
EXCHANGE PROCEDURE AND OTHER CONSIDERATION

Section 3.1     Share Exchange/Delivery of Capital Award Securities. At or prior to the Closing, the Shareholder shall deliver to Volcanic Gold certificates or other documents evidencing all of the issued and outstanding Capital Award common stock, duly endorsed in blank or with executed power attached thereto in transferable form. On the Closing Date, all previously issued and outstanding common stock of Capital Award shall be transferred to Volcanic Gold, so that Capital Award shall become a wholly owned subsidiary of Volcanic Gold. At or prior to the Closing, Volcanic Gold shall deliver:

(a)
to Capital Award, letters of resignation from all current officers and directors of Volcanic Gold effective upon the Closing together with evidence of the election of the officers and directors set forth in Sections 3.6 and 3.7 below effective upon the Closing; and

(b)	to Capital Award, the results of UCC, judgment lien and tax lien searches with respect to Volcanic Gold, the results of which indicate no liens on the assets of Volcanic Gold; and

(c)	to the Shareholder, a certificate representing the new shares of Parent Stock issued as set forth in Section 3.2 below.

Section 3.2      Issuance of Volcanic Gold Common Stock. In exchange for all of the Capital Award common stock tendered pursuant to Section 3.1, Volcanic Gold shall issue to the Shareholder a total of 32,000,000 shares of Volcanic Gold common stock (post reverse split). Such shares are restricted in accordance with Rule 144 of the 1933 Securities Act. Based upon same, post reverse split, merger and issuance of the shares pursuant to the conversion of the outstanding note as set forth in Section 1.2(b), the following will be the cap table of Volcanic gold:

1.	Current shareholders:	199,800 shares;
2.	Shareholder	32,000,000 shares;
3.	Note holders:	7,000,200 shares;	and
4.	Belmont Partners	800,00 shares.

Section 3.3     Events Prior to Closing. Upon execution hereof or as soon thereafter as practical, management of Volcanic Gold and Capital Award shall execute, acknowledge and deliver (or shall cause to be executed, acknowledged and delivered) any and all certificates, opinions, financial statements, schedules, agreements, resolutions rulings or other instruments required by this Agreement to be so delivered, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby, subject only to the conditions to Closing referenced herein below. Prior to closing, Volcanic Gold shall file a certificate of amendment of its Articles of incorporation in the state of Nevada to (a) effectuate a 1-50 reverse split of its issued and outstanding common stock, (b) change its name to A Power Agro Agriculture Development, Inc., (c) create a class of “blank check”: preferred stock and (d) waive preemptive rights created pursuant to Section 78.265 of the Nevada Revised Statutes. In addition, prior to effectuating the reverse split and name, the $175,000 shall be released to Belmont Partners.

Section 3.4     Closing. The closing (“Closing”) of the Transactions contemplated by this Agreement shall take place at the offices of Thelen Reid Brown Raysman & Steiner LLP in Washington, DC] commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the Transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself), or such other date and time as the parties may mutually determine (the “Closing Date”).

Section 3.5      Termination.

(a)	This Agreement may be terminated by the Shareholder, or the boards of directors of either Volcanic Gold or Capital Award, respectively, at any time prior to the Closing Date if:

(i)
there shall be any action or proceeding before any court or any governmental body which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement and which, in the judgment of such board of directors, made in good faith and based on the advice of its legal counsel, makes it inadvisable to proceed with the exchange contemplated by this Agreement; or

(ii)	any of the transactions contemplated hereby are disapproved by any regulatory authority whose approval is required to consummate such transactions.

In the event of termination pursuant to this paragraph (a) of this Section 3.5, no obligation, right, or liability shall arise hereunder and each party shall bear all of the expenses incurred by it in connection with the negotiation, drafting and execution of this Agreement and the transactions herein contemplated.

(a)
This Agreement may be terminated at any time prior to the Closing Date by action of the board of directors of Volcanic Gold if either of Capital Award or the Shareholder shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of Capital Award or the Shareholder contained herein shall be inaccurate in any material respect, which noncompliance or inaccuracy is not cured after 20 days written notice thereof is given to Capital Award or the Shareholder, as the case may be. If this Agreement is terminated pursuant to this paragraph (b) of this Section 3.5, this Agreement shall be of no further force or effect and no obligation, right or liability shall arise hereunder, except for any liability of any party then in breach.

(b)
This Agreement may be terminated at any time prior to the Closing Date by action of either the board of directors of Capital Award or by the Shareholder if either of Volcanic Gold or Belmont Partners shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of Volcanic Gold or Belmont Partners contained herein shall be inaccurate in any material respect, which noncompliance or inaccuracy is not cured after 20 days written notice thereof is given to Volcanic Gold or Belmont Partners, as the case may be. If this Agreement is terminated pursuant to this paragraph (c) of this Section 3.5, this Agreement shall be of no further force or effect and no obligation, right or liability shall arise hereunder, except for any liability of any party then in breach.

In the event of termination pursuant to paragraph (b) and (c) of this Section 3.5, the breaching party shall bear all of the expenses incurred by the other party in connection with the negotiation, drafting and execution of this Agreement and the transactions herein contemplated.

Section 3.6     Directors of Volcanic Gold After Acquisition. Effective on the Closing Date, (i) Joseph J. Meuse, the sole director of Volcanic Gold, shall appoint (i) Lee Solomon Yip Kun, (ii) Tan Poay Teik Peter, (iii) Chen Bor Hann Michael, (iv) Zeng Shao Quan and (v) Sun Xin Min to the Board of Directors of Volcanic Gold and shall immediately thereafter resign form the Board. Each such newly appointed director of Volcanic Gold shall hold office until his successor shall have been duly elected and shall have qualified or until his earlier death, resignation or removal. If necessary, Volcanic Gold shall take any and all actions necessary to amend its bylaws to increase the Board of Directors to at least 5 members.

Section 3.7     Officers of Volcanic Gold Joseph J. Meuse, the sole officer of Volcanic Gold shall have tendered his resignation, effective at the Closing Date, and the Board of Directors of Volcanic Gold shall have appointed the following persons as the officers of Volcanic Gold:

NAME	OFFICE

Lee Solomon Yip Kun	President and Chief Executive Officer
Tan Poay Teik Peter	Chief Financial Officer
Chen Bor Hann Michael	Secretary

ARTICLE IV
SPECIAL COVENANTS

Section 4.1     Access to Properties and Records. Prior to closing, Volcanic Gold and Capital Award will each afford to the officers and authorized representatives of the other full access to the properties, books and records of each other, in order that each may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other and each will furnish the other with such additional financial and operating data and other information as to the business and properties of each other, as the other shall from time to time reasonably request.

Section 4.2     Availability of Rule 144. Volcanic Gold and Capital Award shareholders holding “restricted securities,” as that term is defined in Rule 144 promulgated pursuant to the Securities Act will remain as “restricted securities”. Volcanic Gold is under no obligation to register such shares under the Securities Act, or otherwise. The shareholders of Volcanic Gold and Capital Award holding restricted securities of Volcanic Gold and Capital Award as of the date of this Agreement and their respective heirs, administrators, personal representatives, successors and assigns, are intended third party beneficiaries of the provisions set forth herein. The covenants set forth in this Section 4.2 shall survive the Closing and the consummation of the transactions herein contemplated.

Section 4.3     Special Covenants and Representations Regarding the Volcanic Gold Common Stock to be Issued in the Exchange. The consummation of this Agreement, including the issuance of the Parent Shares to the Shareholder as contemplated hereby, constitutes the offer and sale of securities under the Securities Act, and applicable state statutes. Such transaction shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes which depend, inter alia, upon the circumstances under which the Shareholder acquires such securities.

Section 4.4      Third Party Consents. Volcanic Gold and Capital Award agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

Section 4.5      Actions Prior and Subsequent to Closing.

(a)	From and after the date of this Agreement until the Closing Date, except as permitted or contemplated by this Agreement, Volcanic Gold and Capital Award will each use its best efforts to:

(i)	maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty;

(ii)	maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

(iii)	perform in all material respects all of its obligations under material contracts, leases and instruments relating to or affecting its assets, properties and business;

(b)	From and after the date of this Agreement until the Closing Date, Volcanic Gold will not, without the prior consent of Capital Award:

(i)	except as otherwise specifically set forth herein, make any change in its articles of incorporation or bylaws;

(ii)	declare or pay any dividend on its outstanding common stock, except as may otherwise be required by law, or effect any stock split or otherwise change its capitalization, except as provided herein;

(iii)	enter into or amend any employment, severance or agreements or arrangements with any directors or officers;

(iv)	grant, confer or award any options, warrants, conversion rights or other rights not existing on the date hereof to acquire any common stock; or

(v)	purchase or redeem any common stock.

Section 4.6    Indemnification.

(a)
Each of Volcanic Gold and Belmont Partners hereby agrees to jointly and severally indemnify Capital Award, each of the officers, agents and directors and current shareholders of Capital Award, and the Shareholder as of the Closing Date against any loss, liability, claim, damage or expense (including, but not limited to, all reasonable legal fees, court costs and other expenses reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claim whatsoever and notwithstanding the absence of a final determination as to the indemnifying parties’ obligation to reimburse the indemnified parties for such losses and the possibility that such payments might later be held to have been improper), to which it or they may become subject to arising out of or based on any inaccuracy appearing in or misrepresentation made in this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.  Notwithstanding the above, the amount of such indemnification shall be limited to $175,000 regardless of the actual damages incurred.

(b)
Each of Capital Award and the Shareholder hereby agrees to jointly and severally indemnify Volcanic Gold and Belmon Partners, each of the officers, agents and directors and current shareholders thereof as of the Closing Date against any loss, liability, claim, damage or expense (including, but not limited to, all reasonable legal fees, court costs and other expenses reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claim whatsoever and notwithstanding the absence of a final determination as to the indemnifying parties’ obligation to reimburse the indemnified parties for such losses and the possibility that such payments might later be held to have been improper), to which it or they may become subject to arising out of or based on any inaccuracy appearing in or misrepresentation made in this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement. Notwithstanding the above, the amount of such indemnification shall be limited to $175,000 regardless of the actual damages incurred.

Section 4.7         OTCBB Actions. As soon as practicable following the Closing, and in any event within 60 days, Belmont Partners shall take any and all actions reasonably necessary to act as Volcanic Gold’s market maker in connection with the filing of a Form 211 (Rule 15c-211) with the National Association of Securities Dealers on behalf of Volcanic Gold. Belmont Partners shall cause any legal opinion required in connection therewith to be provided from a law firm satisfactory to Capital Award, it being agreed that Anslow & Jaclin LLP shall be a satisfactory law firm and shall be responsible for all fees and costs related thereto.

ARTICLE V
CONDITIONS PRECEDENT TO OBLIGATIONS OF VOLCANIC GOLD

The obligations of Volcanic Gold under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 5.1      Accuracy of Representations. The representations and warranties made by Capital Award in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at the Closing Date (except for changes therein permitted by this Agreement), and Capital Award shall have performed or compiled with all covenants and conditions required by this Agreement to be performed or complied with by Capital Award prior to or at the Closing.

Section 5.2      Capital Award Financial Statements. The audited financial statements of Capital Award at Closing shall be as set forth on Schedule 5.2 (the “CA Financial Statements”) and the total assets of Capital Award set forth therein (subject to changes in the ordinary course of business since the date thereof) must be included in this Transaction. As soon as practicable after the Closing Date, but no later than the sixtieth (60th) day after the Closing Date, Volcanic Gold will deliver to Belmont Partners an unaudited consolidated balance sheet dated as of the Closing Date (the “Closing Balance Sheet”). The Closing Balance Sheet shall be prepared in accordance with GAAP consistently applied. If the total assets of Capital Award are less than 90% of the total assets of Capital Award set forth in CA Financial Statements (less any changes in the ordinary course of business since the date thereof), then Volcanic Gold shall pay a penalty to Belmont Partners in the amount of $100,000. If Belmont Partners objects to the calculation of the Closing Balance Sheet, Belmont Partners shall, within fifteen (15) days after receipt thereof, notify Volcanic Gold of the same in writing and deliver its proposed modification of such calculation to Volcanic Gold. If Belmont Partners does not object to such calculation within such fifteen (15) day period, the Closing Balance Sheet shall be final, conclusive and binding on the parties. If Belmont Partners disagrees with all or any portion of the calculation of total assets in the Closing Balance Sheet, the parties shall negotiate in good faith to reach an agreement during the fifteen (15) day period following delivery of such proposed modification. If unable to reach an agreement, the parties shall promptly thereafter cause an independent accounting firm (the “Independent Accountant”) reasonably satisfactory to Belmont Partners and Volcanic Gold to review this Agreement and the disputed items or amounts for the purpose of calculating the total assets at the Closing. In making such calculation, the Independent Accountant shall consider only those items or amounts in the Closing Balance Sheet as to which Belmont Partners and Volcanic Gold have disagreed. The Independent Accountant shall deliver to Belmont Partners and Volcanic Gold, as promptly as practicable, a report setting forth its calculations. Such report shall be final and binding upon Belmont Partners and Volcanic Gold. The cost of such review and report shall be paid one-half by the Belmont Partners and one-half by Volcanic Gold. The parties hereto agree that they will cooperate and assist in the preparation of the Closing Balance Sheet, including, without limitation, the making available, to the extent necessary, of books, records, work papers and personnel.

Section 5.3      Officer’s Certificate. Volcanic Gold shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of Capital Award to the effect that: (a) the representations and warranties of Capital Award set forth in the Agreement and in all Exhibits, Schedules and other documents furnished in connection herewith are in all material respects true and correct as if made on the Closing Date; (b) Capital Award has performed all covenants, satisfied all conditions, and complied with all other terms and provisions of this Agreement to be performed, satisfied or complied with by it as of the Closing Date; (c) since such date and other than as previously disclosed to Volcanic Gold, Capital Award has not entered into any material transaction other than transactions which are usual and in the ordinary course if its business; and (d) no litigation, proceeding, investigation or inquiry is pending or, to the best knowledge of Capital Award, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed in the CA Disclosure Schedules, by or against Capital Award which might result in any material adverse change in any of the assets, properties, business or operations of Capital Award.

Section 5.3      No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business or operations of Capital Award.

Section 5.4      Deliveries. The deliveries specified in Section 3.1 shall have been made by the Shareholder.

Section 5.5      Investment Banking Agreement. Following the Closing, the parties shall negotiate the terms of an investment banking agreement between Volcanic Gold and Capital Award, on one hand, and Belmont Partners, LLC and its affiliated broker dealer, Rosewood Securities, Inc., on the other hand. If the parties are unable to reasonably agree upon the terms of such investment banking agreement within 30 days after the Closing Date, Volcanic Gold shall pay to Belmont Partners a penalty of $100,000. The parties shall negotiate the terms of such agreement in good faith and agree that the terms shall be commercially reasonable for transactions of this type.

Section 5.6      Other Items. Volcanic Gold shall have received such further documents, certificates or instruments relating to the transactions contemplated hereby as Volcanic Gold may reasonably request.

ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF CAPITAL AWARD

The obligations of Capital Award under this Agreement are subject to the satisfaction, at or before the Closing date (unless otherwise indicated herein), of the following conditions:

Section 6.1      Accuracy of Representations. The representations and warranties made by Volcanic Gold and Belmont Partners in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and Volcanic Gold and Belmont Partners shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by Volcanic Gold and Belmont Partners prior to or at the Closing.

Section 6.2      Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of Capital Award or the Shareholder, a Materially Adverse Effect.

Section 6.3      Officer’s Certificate. Capital Award shall be furnished with a certificate dated the Closing date and signed by a duly authorized officer of Volcanic Gold to the effect that: (a) the representations and warranties of Volcanic Gold and Belmont Partners set forth in the Agreement and in all Exhibits, Schedules and other documents furnished in connection herewith are in all material respects true and correct as if made on the Closing Date; and (b) Volcanic Gold and Belmont Partners have performed all covenants, satisfied all conditions, and complied with all other terms and provisions of the Agreement to be performed, satisfied or complied with by it as of the Closing Date.

Section 6.4      No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business or operations of Volcanic Gold.

Section 6.5      Deliveries. The deliveries specified in Section 3.1 shall have been made by Volcanic Gold.

Section 6.6      Delivery of US Legal Opinion. Capital Award shall have received an opinion from Anslow & Jaclin LLP, counsel for Volcanic Gold dated as of the Closing to the effect that:

(a)	Volcanic Gold is a corporation duly organized, validly existing and in good standing under the laws of the Nevada;

(b)
Volcanic Gold has the corporate power to execute, deliver and perform under this Agreement, all corporate action necessary for performance under this Agreement has been taken and this Agreement has been duly authorized, executed and delivered by Volcanic Gold and is a valid and binding obligation of Volcanic Gold enforceable in accordance with its terms; and

(c)
The documents executed and delivered to Capital Award and the Shareholder hereunder are valid and binding in accordance with their terms and vest in the Shareholder all right, title and interest in and to the shares of Parent common stock to be issued pursuant hereto, and the shares of Parent Stock when issued will be duly and validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights of any person; and

(d)
All of the issued and outstanding common stock of Volcanic Gold have been duly and validly issued, are fully paid and nonassessable, and were not issued in violation of any preemptive rights of any person.

Section 6.5      Other Items. Capital Award shall have received such further documents, certificates or instruments relating to the transactions contemplated hereby as Capital Award may reasonably request.

ARTICLE VII
MISCELLANEOUS

Section 7.1     Brokers and Finders. Each party hereto hereby represents and warrants that it is under no obligation, express or implied, to pay certain finders in connection with the bringing of the parties together in the negotiation, execution, or consummation of this Agreement. The parties each agree to indemnify the other against any claim by any third person for any commission, brokerage or finder’s fee or other payment with respect to this Agreement or the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

Section 7.2      Law, Forum and Jurisdiction. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York, United States of America.

Section 7.3     Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram addressed as follows:

If to Volcanic Gold:

If to Capital Award:	GuangZhou Office
Room 110
Heng Kang Ge, No 121 Lin He Xi Road
Tian He District, Guangzhou, P.R. China
Attention:

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed or telegraphed.

Section 7.4     Attorneys’ Fees. In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the non-breaching party or parties for all costs, including reasonable attorneys’ fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 7.5     Confidentiality. Each party hereto agrees with the other party that, unless and until the transactions contemplated by this Agreement have been consummated, they and their representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except: (i) to the extent such data is a matter of public knowledge or is required by law to be published; and (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.

Section 7.6      Schedules; Knowledge. Each party is presumed to have full knowledge of all information set forth in the other party’s schedules delivered pursuant to this Agreement.

Section 7.7     Third Party Beneficiaries. This contract is solely between Volcanic Gold and Capital Award and except as specifically provided, no director, officer, shareholder, employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

Section 7.8      Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter hereof. This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof. There are no other courses of dealing, understanding, agreements, representations or warranties, written or oral, except as set forth herein. This Agreement may not be amended or modified, except by a written agreement signed by all parties hereto. Without limiting the foregoing, the parties hereto acknowledge and agree that this Agreement supersedes the Letter of Intent/Escrow Agreement by and between Win Ever Global and Belmont Partners.

Section 7.9      Survival; Termination. The representations, warranties and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for 18 months.

Section 7.10   Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Section 7.11   Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a written consent by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a written consent by the party or parties for whose benefit the provision is intended.

Section 7.12   Expenses. Each party herein shall bear all of their respective cost s and expenses incurred in connection with the negotiation of this Agreement and in the consummation of the transactions provided for herein and the preparation thereof.

Section 7.13   Headings; Context. The headings of the sections and paragraphs contained in this Agreement are for convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meaning of this Agreement.

Section 7.14   Benefit. This Agreement shall be binding upon and shall inure only to the benefit of the parties hereto, and their permitted assigns hereunder. This Agreement shall not be assigned by any party without the prior written consent of the other party.

Section 7.15   Public Announcements. Except as may be required by law, neither party shall make any public announcement or filing with respect to the transactions provided for herein without the prior consent of the other party hereto.

Section 7.16   Severability. In the event that any particular provision or provisions of this Agreement or the other agreements contained herein shall for any reason hereafter be determined to be unenforceable, or in violation of any law, governmental order or regulation, such unenforceability or violation shall not affect the remaining provisions of such agreements, which shall continue in full force and effect and be binding upon the respective parties hereto.

Section 7.17   Failure of Conditions; Termination. In the event of any of the conditions specified in this Agreement shall not be fulfilled on or before the Closing Date, either of the parties have the right either to proceed or, upon prompt written notice to the other, to terminate and rescind this Agreement. In such event, the party that has failed to fulfill the conditions specified in this Agreement will liable for the other parties legal fees. The election to proceed shall not affect the right of such electing party reasonably to require the other party to continue to use its efforts to fulfill the unmet conditions.

Section 7.18   No Strict Construction. The language of this Agreement shall be construed as a whole, according to its fair meaning and intendment, and not strictly for or against either party hereto, regardless of who drafted or was principally responsible for drafting the Agreement or terms or conditions hereof.

Section 7.19   Execution Knowing and Voluntary. In executing this Agreement, the parties severally acknowledge and represent that each: (a) has fully and carefully read and considered this Agreement; (b) has been or has had the opportunity to be fully apprized by its attorneys of the legal effect and meaning of this document and all terms and conditions hereof; (c) is executing this Agreement voluntarily, free from any influence, coercion or duress of any kind.

Section 7.20   Amendment. At any time after the Closing Date, this Agreement may be amended by a writing signed by both parties, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, and entered into as of the date first above written.

ATTEST:	VOLCANIC GOLD, INC.

	By:	/s/ Joseph Meuse
Name:
Title:

ATTEST:	BELMONT PARTNERS LLC

	By:	/s/ Joseph Meuse
Name:
Title:

ATTEST:	CAPITAL AWARD, INC.

	By:	/s/ Lee Solomon Yip Kun
Name: Mr. Lee Solomon Yip Kun
Title: Director

CAPITAL ADVENTURE, INC.

/s/ Lee Solomon Yip Kun	By:	/s/ Tan Poay Teik Petr
Name: Mr. Tan Poay Teik Petr
Title: Director

25

CAPITAL AWARD INC.
(company No. 33562)

OFFICER CERTIFICATE

The undersigned, Solomon Lee Yip Kun, does hereby certify that he is a duly elected, acting and qualified Chief Executive Officer of Capital Award, Inc., a company organized under the laws of Belize (“Company”).

This Officer’s Certificate is provided to Volcanic Gold, Inc., a Nevada corporation (“VOLG”), pursuant to Section 5.2 of that certain Stock Purchase Agreement and Share Exchange dated as of July 24, 2007 (the “Agreement”), by and between the Company, Capital Adventure, Inc., a company orgnaized under the laws of Belize and the sole shareholder of the Company, VOLG and Belmont Partners, LLP. Capitalized terms used herein and not otherwise defined have the meanings therefor set forth in the Agreement, as applicable.

In my capacity as Chief Executive Officer of the Company, I hereby certify as of the date hereof as follows:

(a)
The representations and warranties of the Company set forth in the Agreement and in all Exhibits, Schedules and other documents furnished in connection therewith are in all material respects true and correct as if made on the Closing Date stipulated in the Agreement;

(b)
The Company has performed all covenants, satisfied all conditions, and complied with all other terms and provisions of the Agreement to be performed, satisfied or complied with by it as of the Closing Date;

(c)
Since such date and other than as previously disclosed to Volcanic Gold Inc., the Company has not entered into any material transaction other than transactions which are usual and in the ordinary course if its business; and

(d)
The is no litigation, proceeding, investigation or inquiry pending or, to the best knowledge of the Company, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by the Agreement or, to the extent not disclosed in the Company Disclosure Schedules contained within the Agreement, by or against the Company which might result in any material adverse change in any of the assets, properties, business or operations of the Company.

In Witness Whereof, I have hereunto set my hand as of the 24th day of July, 2007.

/s/ Solomon Lee Yip Kun
Mr. Solomon Lee Yip Kun
Director and Chief Executive Officer

Date:  24-07-2007

No.19A, Jalan Wawasan Ampang 2/8, Bandar Baru Ampang, 68000 Selangor, Malaysia
Telephone 603-42703939 Fax. 603-42701761

CAPITAL AWARD INC.

LETTER OF AKNOWLEDGEMENT OF RECEIPT

Date: 24th. July 2007

To. BELMONT PARTNERS LLP.

The two share certificates numbered (1 and 2) of the Company bearing 1 and 49,999 ordinary shares of the Company owned by Capital Adventure Inc. and in relation to the “Merger and share sales agreement” between the Company, Capital Adventure Inc, Volcanic Gold Inc, and Belmont Partner LLP, have been delivered to and received by Belmont Partner LLP at the GuangZhou Office of the Company on 24th. July 2007.

Acknowledged Receipt by

/s/ Joseph Meuse
Director of Belmont Partner LLP
Mr. JOSEPH MEUSE

Schedule 5.2

Capital Award, Inc. Financial Statements

CAPITAL AWARD INC.
(company No. 33562)

OFFICER CERTIFICATE

The undersigned, Solomon Lee Yip Kun, does hereby certify that he is a duly elected, acting and qualified Chief Executive Officer of Capital Award, Inc., a company organized under the laws of Belize (“Company”).

This Officer’s Certificate is provided to Volcanic Gold, Inc., a Nevada corporation (“VOLG”), pursuant to Section 5.2 of that certain Stock Purchase Agreement and Share Exchange dated as of July 24, 2007 (the “Agreement”), by and between the Company, Capital Adventure, Inc., a company orgnaized under the laws of Belize and the sole shareholder of the Company, VOLG and Belmont Partners, LLP. Capitalized terms used herein and not otherwise defined have the meanings therefor set forth in the Agreement, as applicable.

In my capacity as Chief Executive Officer of the Company, I hereby certify as of the date hereof as follows:

(a)
The representations and warranties of the Company set forth in the Agreement and in all Exhibits, Schedules and other documents furnished in connection therewith arc in all material respects true and correct as if made on the Closing Date stipulated in the Agreement:

(b)
The Company has performed all covenants, satisfied all conditions, and complied with all other terms and provisions of the Agreement to be performed, satisfied or complied with by it as of the Closing Date;

(c)
Since such date and other than as previously disclosed to Volcanic Gold Inc., the Company has not entered into any material transaction other than transactions which are usual and in the ordinary course if its business; and

(d)
The is no litigation, proceeding, investigation or inquiry pending or, to the best knowledge of the Company, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by the Agreement or, to the extent not disclosed in the Company Disclosure Schedules contained within the Agreement, by or against the Company which might result in any material adverse change in any of the assets, properties, business or operations of the Company.

In Witness Whereof, I have hereunto set my hand as of the 24th day of July, 2007.

/s/ Solomon Lee Yip Kun
Mr. Solomon Lee Yip Kun
Director and Chief Executive Officer

Date:  24-07-2007

No.19A, Jalan Wawasan Ampang 2/8, Bandar Baru Ampang, 68000 Selangor, Malaysia
Telephone 603-42703939 Fax. 603-42701761

UNANIMOUS CONSENT IN LIEU OF A SPECIAL
MEETING OF DIRECTORS OF
A POWER AGRO AGRICULTURE DEVELOPMENT, INC.

The undersigned, being all of the directors of A POWER AGRO AGRICULTURE DEVELOPMENT, INC., a corporation of the State of Nevada, (“CORPORATION”), does hereby authorize and approve the actions set forth in the following resolutions without the formality of convening a meeting, and does hereby consent to the following action of this Corporation, which actions are hereby deemed effective as of the date hereof:

RESOLVED: That the Corporation is hereby to issue the following shares of the Corporation’s common stock in accordance with outstanding convertible notes held by these shareholders.

Win Ever Global-	1,700,000 shares
Global Palace Development Limited-	1,700,000 shares
Magic Dynamic Limited-	1,700,000 shares
Goodwill Sight Limited-	1,700,000 shares
Belmont Partners. LLC-	400,000 shares

FURTHER RESOLVED, that each of the officers of the CORPORATION be, and they hereby are authorized and empowered to execute and deliver such documents, instruments and papers and to take any and all other action as they or any of them may deem necessary or appropriate for the purpose of carrying out the intent of the foregoing resolutions; and that the authority of such officers to execute and deliver any such documents, instruments and papers and to take any such other action shall be conclusively evidenced by their execution and delivery thereof or their taking thereof.

The undersigned, by affixing their signatures hereto, do hereby consent to, authorize and approve the foregoing actions in his capacity as the directors of A POWER AGRO AGRICULTURE DEVELOPMENT, INC.

Dated:  August 31, 2007

/s/ Lee Solomon Yip Kun	/s/ Zeng Shao Quan	/s/ Chen Bor Hann Michael
Mr. Lee Solomon Yip Kun	Mr. Zeng Shao Quan	Mr. Chen Bor Hann Michael